Exhibit 10.1

December 2019

Dear Denise,

Congratulations! Sprouts Farmers Market is pleased to make you the following employment offer for the position of Chief Financial Officer.

Position:	Chief Financial Officer of Sprouts Farmers Market, Inc. (the “Company”) commencing Q1 2020.
Base Salary:	Your base salary will be $650,000 per annum, pro-rated for any partial year based on actual days of employment.
STI:

Commencing in 2020, you will be eligible for an annual cash bonus opportunity at a target of 75% of your base salary and a maximum of 150% of base salary, subject to the Company satisfying performance goals in accordance with the Company’s short-term incentive plan established by the Board of Directors.

LTI:

Commencing in 2020, you will be eligible for annual equity grants pursuant to the Company’s long-term incentive program, with an annual grant value equal to 100% of your base salary, comprised of 50% restricted stock units (“RSUs”) vesting ratably over three years beginning on the first anniversary of the grant date and 50% performance share awards (“PSAs”) vesting in March 2023 based on achievement of performance goals to be established by the Board of Directors. You will be eligible to earn up to 200% of the PSAs awarded depending on performance against such performance goals.

The actual number of RSUs and PSAs granted will be determined using the 20-day trailing average share price of the Company’s common stock on the respective grant dates. The form of RSU and PSA agreements will be the most recent forms filed with the SEC.

Sign-On Awards:

You will receive a sign-on equity grant equal to $750,000 of RSUs vesting ratably over three years. In addition, you will receive a sign-on cash award equal to $250,000, which will be subject to repayment should you leave the company voluntarily (or for cause) in the first 12 months of employment.

Severance:

You will be considered an “Eligible Executive” under the Company’s Amended & Restated Executive Severance and Change in Control Plan, which\ provides for one year of severance for involuntary termination and two years of severance and target bonus in the case of a change of control.

Restrictive Covenants:

Your employment is subject to your signing and complying with the terms of the Company’s Confidentiality, Non-Competition, and Non-Solicitation Agreement in the form filed with the SEC as Exhibit 10.11 to the Company’s 2018 Form 10-K.

Benefits:

You will be eligible to participate in the Company’s 401(k) and other benefit plans for salaried employees, subject to the terms of those plans. Your paid time off will be subject to the Company’s flexible time off policy (i.e., the Company does not accrue vacation time for salaried employees who can take as much as needed and approved by his/her supervisor).

Relocation:

You will be required to relocate and reside in a reasonable proximity to our primary offices in Phoenix, Arizona. The Company will reimburse you for up to $75,000 (grossed-up for taxes and capped at a total of $112,500) in relocations expenses to cover home sale closing costs, transportation of goods, temporary housing, etc.

On behalf of Jack Sinclair, and all of us at store support, welcome to the Sprouts team!

Sincerely,

/s/ Brandon Lombardi

Brandon Lombardi

Chief HR and Legal Officer

/s/ Denise Paulonis

Denise Paulonis

Your employment is contingent upon successful completion of a background check. You understand that your employment with Sprouts is at-will and that either party can terminate the relationship at any time with or without cause and with or without notice. You further acknowledge that this offer letter does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.

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